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                                  EXHIBIT 99
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Merchants
Insurance
Group

Press Release


Merchants Group, Inc.
250 Main Street, Buffalo, NY 14202
Contact:         Robert M. Zak
Phone:   (716)849-3101
FAX:     (716)849-3270


FOR IMMEDIATE RELEASE

                ** MERCHANTS GROUP, INC. AND MERCHANTS MUTUAL
                INSURANCE COMPANY ANNOUNCE EXECUTIVE CHANGES**


- - JUNE 30, 1995 -

        Merchants Group, Inc. (AMEX-MGP) And Merchants Mutual Insurance Company announced today that James F. Marino, Chairman, President and Chief Executive Officer, has left the Companies to pursue other interests. Mr. Marino had been with Merchants Mutual since 1973, became President and Chief Executive Officer in 1981, and assumed the same positions with Merchants Group, Inc. upon its formation in 1986. Mr. Marino led the Companies through difficult financial times in the early 1980's and, through a series of capital transactions, restored confidence in their financial strength. At Merchants Mutual's request, Mr. Marino will serve as a consultant to that company for a multi-year period.

        Merchants Group and Merchants Mutual have elected Robert M. Zak Chief Operating Officer, with other senior managers reporting to him. Mr. Zak is Senior Vice President, Chief Financial Officer and a Director of the
Merchants companies, positions he will retain. Mr. Zak, who has been with the Merchants companies since 1985, will assume responsibility for the day-to-day operations of the Companies. A Buffalo native, Mr. Zak is active in community affairs in Western New York, with a special focus on the local chapter of the National Multiple Sclerosis Society.



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        Richard E. Garman was elected Chairman of the Board of Directors of
Merchants Group. Mr. Garman is the owner of A.B.C. Paving Company in Buffalo, New York. Brent D. Baird, a Merchants Group director and a Buffalo-based private investor, was elected President of Merchants Group.

        Richard W. Michaels was elected Chairman and President of Merchants Mutual. Mr. Michaels is a member of Merchants Mutual's Board of Directors and is the Chairman of the Foreguard Agencies, Inc., an independent insurance agency in Orchard Park, New York. Mr. Michaels will immediately resign his position at the Foreguard Agencies, where he will be succeeded by his son, Thomas Michaels.

        Merchants Mutual manages the insurance business of Merchants Group and its subsidiary, Merchants Insurance Company of New Hampshire, Inc., under a management agreement. Together, the insurance companies offer property and casualty insurance products to individuals and small and medium sized businesses in the Northeast United States through a network of 650 independent insurance agencies. Approximately 65% of the Companies' insurance business is conducted in New York state.

        The Companies, which are headquartered in Buffalo, indicated that no immediate changes are anticipated in their day-to-day operations as a result of the executive changes. The Companies will continue to sell insurance products through independent agencies, which are serviced by Strategic Business Centers located throughout their operating territories. Mr. Zak stated that "our dedicated and professional employees and outstanding independent insurance agencies will continue to work together to provide the products and services desired by insurance consumers."

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